Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Statement by experts” and to the use of our report dated August 4, 2020, except for the effects of the restatement as discussed in Note 2 and right of use assets as discussed in Notes 6 and 12 to the consolidated financial statements, as to which the date is December 7, 2020, with respect to the audited consolidated financial statements of ParcelPal Technology Inc. as at December 31, 2019, 2018 and 2017 and for each of the years in the three year period ended December 31, 2019 included in this Registration Statement filed with the Securities Exchange Commission.

/s/ Dale Matheson Carr-Hilton Labonte LLP

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

1500 - 1140 West Pender Street
Vancouver, British Columbia, V6E 4G1

December 7, 2020